Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of August 9, 2023, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, National Association, a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury Bancorp, Inc., a Connecticut corporation (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”).

WHEREAS, NBT, NBT Bank, Salisbury and Salisbury Bank are parties to that certain Agreement and Plan of Merger, dated as of December 5, 2022 (the “Agreement”); and

WHEREAS, in accordance with Section 8.02 of the Agreement, the parties desire to modify the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Incorporation of the Agreement. This Amendment is executed and delivered pursuant to the Agreement and shall be subject to the terms and conditions of, and interpreted in accordance with, the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

2.           Amendments.

a.           All references to the “Plan of Bank Merger” in the Agreement shall refer to the Amended Plan of Bank Merger dated as of August 9, 2023, and the form of Plan of Bank Merger attached as Exhibit B to the Agreement shall be the Amended Plan of Bank Merger dated as of August 9, 2023.

b.           The title page of the Agreement is hereby amended and restated to read in its entirety as follows:

“AMENDED AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 9, 2023

BY AND AMONG

NBT BANCORP INC.,

NBT BANK, NATIONAL ASSOCIATION,

SALISBURY BANCORP, INC.

AND

SALISBURY BANK AND TRUST COMPANY”

c.           The first paragraph on page 1 of the Agreement, before the “WITNESSETH” section, is hereby amended and restated to read in its entirety as follows:

“This AMENDED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 9, 2023, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, National Association, a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury Bancorp, Inc., a Connecticut corporation (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”).”

d.           Section 1.03 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.03          Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be ‘NBT Bancorp Inc.’ The name of the Surviving Bank shall be ‘NBT Bank, National Association’.”

e.           Section 1.04 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.04          Organizational Documents of the Surviving Corporation and the Surviving Bank. The corporate organizational documents of the Surviving Corporation upon consummation of the Merger shall be the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT as in effect immediately prior to consummation of the Merger. The corporate organizational documents of the Surviving Bank upon consummation of the Bank Merger shall be the Amended and Restated Articles of Association (“Articles of Association”), and Second Amended and Restated Bylaws of NBT Bank as in effect immediately prior to consummation of the Bank Merger.”

f.           Section 1.05 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 1.05          Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a)             At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by one (1) director, to be selected by NBT upon consultation with Salisbury, who is a member of the board of directors of Salisbury immediately prior to the Effective Time (the “New Corporation Board Member”) and the New Corporation Board Member shall be appointed to the board of directors of the Surviving Corporation for a term to expire at the next annual meeting of the stockholders of NBT, subject to NBT’s customary background screening and evaluation procedures for potential directors. NBT shall nominate and recommend to NBT’s stockholders the New Corporation Board Member for election for a one-year term at NBT’s first annual stockholder meeting following the Effective Time. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Surviving Corporation.

(b)             At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by one (1) director to be selected by NBT Bank upon consultation with Salisbury Bank who is a member of the board of directors of Salisbury Bank immediately prior to the Effective Time (the “New Bank Board Member”). The board of directors of NBT Bank shall appoint the New Bank Board Member in accordance with applicable laws and regulations and NBT Bank’s Articles of Association and Second Amended and Restated Bylaws for a term to expire at the next annual meeting of the shareholders of the Surviving Bank, subject to the Surviving Bank’s customary background screening and evaluation procedures for potential directors. The NBT Bank board of directors shall nominate and recommend to NBT Bank’s sole shareholder, NBT, the New Bank Board Member for appointment, and NBT shall appoint the New Bank Board Member, for a one-year term at the Surviving Bank’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Association and Second Amended and Restated Bylaws of the Surviving Bank.

(c)             At the Effective Time, the officers of the Surviving Corporation and the Surviving Bank shall consist of the officers of the Surviving Corporation and the Surviving Bank, respectively, in office immediately prior to the Effective Time with the addition of Richard J. Cantele, Jr. as a member of the executive management team and an officer of the Surviving Corporation and the Surviving Bank, with such titles and duties to be determined by the boards of directors of NBT and NBT Bank, respectively, prior to the Closing.”

g.          Section 4.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 4.02          Organization, Standing and Authority of NBT. NBT is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a financial holding company under the BHC Act.  NBT is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT.  The Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of NBT, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.”

h.           Section 4.03 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 4.03          Organization, Standing and Authority of NBT Bank.  NBT Bank is a federally-chartered national bank duly organized, validly existing and in good standing under the laws of the United States.  NBT Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by NBT Bank when due. NBT Bank’s primary federal bank regulator is the OCC. NBT Bank is a member in good standing of the FHLBNY and, as of September 30, 2022, owns the requisite amount of stock of the FHLBNY as set forth on NBT Disclosure Schedule 4.03.  The Articles of Association and Second Amended and Restated Bylaws of NBT Bank, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.”

i.            The signature line of the Agreement for NBT Bank is hereby amended and restated to replace “NBT Bank, N.A.” with “NBT Bank, National Association”.

3.          Full Force and Effect. By executing this Amendment, the parties hereto ratify and affirm the Agreement and acknowledge and agree that, except as expressly amended hereby, all terms and provisions of the Agreement remain unmodified and in full force and effect.

4.          References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall refer to the Agreement, as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

NBT BANCORP INC.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

NBT BANK, NATIONAL ASSOCIATION

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

SALIBURY BANCORP, INC.

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer

SALISBURY BANK AND TRUST COMPANY

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]